QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

Consent of Ernst & Young LLP
Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 5, 2007, with respect to the combined financial statements of Reactor Sites Management Company Limited for the years ended March 31, 2007 and 2006 in the Registration Statement (Form S-1 No. 333-152158 dated 22 July 2008) and related Prospectus of EnergySolutions, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

London, England
July 21, 2008

QuickLinks

Consent of Ernst & Young LLP Independent Auditors